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[LETTERHEAD]

                            INDEPENDENT AUDITORS' CONSENT



The Board of Directors
The Toro Company:


We consent to incorporation by reference in the Registration Statements (Nos. 33-26268, 33-31586, 33-38308, 33-44668, 33-51563, 33-55550, 33-59563, 33-62743,
and 333-4521) on Forms S-3 and S-8 of The Toro Company of our reports dated December 16, 1996, relating to the consolidated balance sheets of The Toro Company and subsidiaries as of October 31, 1996 and 1995, and the related consolidated statements of earnings and cash flows and related financial statement schedule for the year ended October 31, 1996, the three-month period ended October 31, 1995 and the years ended July 31, 1995 and 1994, which reports are included in or incorporated by reference in the annual report on Form 10-K of The Toro Company.



                                             KPMG Peat Marwick LLP




Minneapolis, Minnesota
January 29, 1997


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